Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

inTEST Corporation (“our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Certificate of Incorporation”), and our Bylaws, as amended and restated effective April 23, 2018 (the “Bylaws”), each of which is filed with or incorporated by reference as an exhibit to the Annual Report on Form 10-K. For additional information, please read the Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Description of Common Stock

Authorized Common Stock. Our Board of Directors (the “Board) has the authority to issue up to 20,000,000 shares of common stock, par value $0.01 per share.

Voting Rights. Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws, matters will generally be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy, and an election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive dividends when and if declared by the Board out of funds legally available for the payment of dividends.

Liquidation Rights. Holders of our common stock are entitled to share ratably in the assets of the Company legally available for distribution to our stockholders in the event of liquidation, dissolution or winding up of the Company, but only after satisfaction of all of the Company’s liabilities and of the prior rights of any outstanding series of our preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to the rights of the holders of any series of our preferred stock that the Board may issue in the future.

Fully Paid and Nonassessable. All outstanding shares of our common stock are duly authorized, fully paid and nonassessable.

Exchange Listing. Our common stock is listed on NYSE American under the symbol “INTT.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Investor Services.

Certain Anti-takeover Provisions

Some provisions of the DGCL and the Certificate of Incorporation and Bylaws could discourage or make more difficult a change in control of the Company without the support of the Board. A summary of these provisions follows.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

●	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

●

at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the Company’s voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Potential Issuances of the Company’s Preferred Stock

The Board is authorized under the Certificate of Incorporation to issue 5,000,000 shares of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that the Company may designate and issue in the future. The ability to authorize preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Special Meetings of Stockholders

The Bylaws provide that the Board may call special meetings of stockholders for any purpose or purposes at any time pursuant to a resolution approved by a majority of the Board. Special meetings of the stockholders of the Company may be called by the Board upon written request to the Secretary of the Company or by one or more stockholders owning at least fifty percent (50%) of the voting power of the shares of stock of the Company entitled to vote on the matter or matters to be brought before the proposed special meeting. Notwithstanding the foregoing, a special meeting requested by stockholders will not be held if either (a) the Board or a court of competent jurisdiction has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board determines in good faith that the business of such annual or special meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the request or (b) an annual or special meeting that included the business specified in the request (as determined in good faith by the Board) was held not more than 90 days before the request to call the special meeting was received by the Secretary.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Nominations for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made by or at the direction of the Board or by any stockholder entitled to vote generally in the election of directors who follows the advance notice procedures described in paragraphs (b) and (c) of Section 1.10 in the Bylaws. In general, a stockholder must submit a written notice of the nomination and other business proposed to be brought before the meeting of stockholders to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders, together with required information regarding the stockholder and each person the stockholder proposes to nominate.

Stockholder Action by Written Consent

The Bylaws provide that, unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if a consent or consents in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

Director Vacancies

Any newly created directorship or any vacancy occurring in the Board for any cause may be filled by a majority of the remaining members of the Board, even though such majority is less than a quorum, and each director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced, or until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

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